NEWS RELEASE

DRESS BARN, INC. REPORTS NOVEMBER COMPARABLE
STORE SALES INCREASE OF 4 PERCENT

SUFFERN, NY - NOVEMBER 28, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today reported its fiscal November sales results.

Net sales for the four-week fiscal period ended November 25, 2006 increased 9% to $108.4 million compared to $99.3 million reported for the four weeks ended November 26, 2005. Comparable store sales increased 4% for the fiscal month of November.

Comparable store sales by division for the monthly period ended November 25, 2006 were as follows:

---- Comparable Store Sales ----
November

dressbarn	+4%
maurices	+3%

Total Comparable Store Sales	+4%

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of November 25, 2006, the Company operated 810 dressbarn stores in 45 states and 564 maurices stores in 41 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 29, 2006.

CONTACT:   Dress Barn, Inc.
Investor Relations
(845) 369-4600